KeHE Distributors-Vendor Policies

& Procedures

NATURE’S BEST

KeHE

KeHE

KeHE Distributors

 Vendor Poilicies & Procedures

Effective May 31, 2015

At KeHE Distributors, LLC C'KeHE''), we SERVE to make lives better. We achieve success by staying focused on our three Strategic Anchors: WIN/WIN Vendor Partnerships, GREAT Customer Experience, and a Smart Supply Chain. We believe a clear understanding of KeHE Distributors' Vendor Policies and Procedures will deliver on our desire for WIN/WIN Vendor partnerships.

These Vendor Policies & Procedures set forth the terms and conditions for the purchase of products from all of KeHE's Vendors, and cover all business conducted through current & future KeHE Distributors' facilities. This includes facilities that carry the Nature's Best, Powered by KeHE branding. Acceptance of a purchase order from KeHE shall be deemed to be acceptance of these

Vendor Policies & Procedures.

The terms set forth in this document supersede any previous or conflicting agreements or terms of purchase, unless agreed upon in writing by an authorized member of KeHE's Vendor Management team.

If you have any questions related to these Vendor Policies & Procedures or need additional information, please contact the appropriate Vendor Manager.

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1	VENDOR REQUIREMENTS
1.1	Vendor Submission

All Vendors must complete and submit a KeHE "Vendor Packet" to KeHE's Vendor Manager prior to being setup in any of KeHE's systems. Key documents and requirements:

•	Completed Vendor Information Form including Federal Tax ID & Bio-terrorism fotm / FDA compliance form.
•	Signed Hold Harmless Agreement and Guarantee/Warranty of Product Agreement.
•	Certificate of Product Liability Insurance for $2,000,000 minimum per occurrence, and $2,000,000 in the aggregate, for general and product liability, with KeHE Distributors, LLC & its affiliates, successors, subsidiaries, and assigns named as an additional insured. Minimum per occurrence of $5,000,000 is required for Vitamins, Minerals, Herbs, & Nutritional Supplements.
•	Completed & Signed W9 Form, Request for Taxpayer Identification Number and Certification.
•	Copy of Vendor's blank invoice.
•	Broker of Record Form, if applicable.
•	Signed Policy & Procedure Document.
•	Product Pricing and Spec Sheet

1.2	Vendor Portal

KeHE will provide Vendor access to KeHE's Vendor Portal. KeHE will use the Vendor Portal to communicate information to Vendors, as well as access to all forms, schedules, contact information, and supporting documents noted in these Vendor Policies & Procedures within the Vendor Portal. KeHE reserves the right to amend or modify these Vendor Policies & Procedures by communicating modifications and/or amendments on the Vendor Portal from time to time. Vendor shall monitor the Vendor Portal for any updates on a regular basis.

1.3	KeHE Vendor Diversity Initiative (SDI)

It is KeHE's policy to offer minority and woman-owned businesses the opportunity to compete on an equal basis with all of our vendors. No vendor shall be marketed as an SDI Vendor unless proof of current certification by a national or regional Minority Vendor Development Council or other approved certification entity has been provided to KeHE. Certification should be sent to vendorsupport@kehe.com

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2	ITEM REQUIREMENTS
2.1	New Item Submission

KeHE's Vendor Portal is the required method of submission for all new items. In addition to submitting the required new item information through the portal, a minimum of one "live" sample unit of any open stock items must be submitted to the appropriate Vendor Manager.

2.2	New Item Set-Up Fee

Vendor will be charged a per-SKU new item set-up fee for each KeHE facility in which items are activated. The charge will be $50 for initial setup into the Central Database and $50 for each warehouse, to be charged at the initial purchase order for each warehouse. Vendor will also be charged a one-time per SKU amount of $40 for required product imaging.

2.3	New Item Introductory Allowances

KeHE requires a minimum 15% off invoice allowance on alt new items introduced to each KeHE warehouse.

2.4	UPC Requirements

All items must have a UPC number both on the item and on the outer shipping case. If applicable, Vendor should provide the EAN code (for European products) and GTIN code.

2.5	Cut Cases

KeHE strives to ship items in the most efficient case pack when possible. There are times when the marketplace dictates smaller case pack sizes and KeHE does have the capability to reduce case packs to smaller quantities. When "cutting cases" is required, KeHE provide the service and charge back Vendor $0.75 per case. "Master Cases" where KeHE can simply remove smaller "inner'' case packs, and where the inner case is the unit of sale, will not be subject to the fee. Please note KeHE requires a consistent case pack for all KeHE facilities.

2.6	Item Changes

If an item has a specification change (e.g. description, pack, weight) the Vendor must provide KeHE with an Item Change Form. A copy of the Item Change Form can be found on the Vendor Portal and must be submitted to vendorsupoort@KeHE.com once completed. KeHE must receive a minimum of 90 days advance notice of changes prior to any purchase orders being created that will be filled with "updated" product. Vendor is subject to applicable new item charges in Section 2.2 and 2.3 for any product specification changes requiring a new item set up.

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2.7	Initial Orders

KeHE requires a six month guaranteed sale of new items on initial POs for each KeHE warehouse. Vendor will accept financial responsibility and provide full credit for any unsold items at KeHE's landed cost Vendors are encouraged to collaborate with KeHE's Supply Chain team to determine appropriate initial order quantities on new items. For initial purchase orders from a new Vendor, KeHE will not release payment until the opening inventory has been sold to retail customers.

2.8	Discontinued, Short Dated, Expired, and Underperforming Items

Vendor will accept financial responsibility and provide full credit at KeHE's landed cost for items in KeHE's inventory that are (a) discontinued by retailers, Vendor or KeHE; (b) short dated, expired, or out-of-date; or (c) underperforming and/or overstocked items. In such cases, Vendor's Products in KeHE's inventory may be returned, donated, or salvaged, at KeHE's discretion. Vendors are also expected to be active in monitoring and maintaining proper inventory levels for both new and existing Products.

•	For discontinued items by KeHE or Vendor, KeHE will use its reasonable discretion whether discontinued Products will be sold or returned immediately.
•	Code date sensitive items will be donated or salvaged and charged back to Vendor when they fall below KeHE's days-to-retail guaranteed dates.
•	Excess inventory deemed unsalable after a reasonable time period will be donated or salvaged and charged back to Vendor.
•	For items returned to the Vendor, KeHE will provide current inventory and the landed cost of inventory. If the Vendor does not make arrangements to have the item returned within 14 days of notification, KeHE will donate or discard the item and charge the landed cost back to the Vendor. Vendor is responsible for any freight charges.

2.9	Guarantee by Vendor

Vendor guarantees the return purchase from KeHE of all items with UPC changes, pack changes, or size changes. KeHE will provide Vendor with a full count of the remaining items in inventory along with KeHE's landed cost. If disposition arrangements are not made within 14 days from notice, KeHE will dispose of Products in its discretion and charge full landed cost of inventory back to Vendor.

2.10	Product Information and License

In connection with KeHE's purchase and resale of Vendor's Products, Vendor authorizes KeHE to use Vendor's product information, obtained from Vendor or other sources, including but not limited to, trademarks, trade dress, advertisements, labels, photographs, images, packaging, and nutritional content relating to Vendor's Products sold to KeHE. Vendor grants KeHE a worldwide, non-exclusive license to use and sublicense Vendor's product information in connection with KeHE's sale and promotion of Vendor's Products. Vendor represents and warrants it owns, or otherwise has the right to license to KeHE, the product information and is authorized to sell the Products to KeHE.

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3	PAYMENT TERMS AND PRICING
3.1	Payment Terms

KeHE's payment terms are 2% 10 days - net 30. The payment due date is calculated from date of receipt of invoice at KeHE's billing address or date when goods are available for sale whichever is later. Payment discounts are calculated based on the net invoice amount. An invoice referencing the correct KeHE purchase order(s) is required for payment. KeHE will deduct from payment all deductions detailed herein.

3.2	Special Event Terms

During special event or seasonal periods, KeHE requires 2% 60, net 61 day terms on pre packs and seasonal SKUs. KeHE also requires 2% 60 - Net 61 day terms on all merchandise for new KeHE warehouse openings.

3.3	Open Balances Due to KeHE

All amounts due to Vendor are subject to set off and deduction of amounts due to KeHE by Vendor. If deductions owed by Vendor to KeHE are greater than any outstanding invoices owed by KeHE to Vendor, and such balances remains open for a period of sixty (60) days, KeHE will invoice Vendor for such outstanding amounts and Vendor shall pay such amounts to KeHE. Invoices that are set off due to amounts owed to KeHE are still subject to cash discounts under KeHE's payment terms.

3.4	Request for Repayment Procedures

If Vendor wishes to dispute any payment deductions, Vendor must send its detailed request electronically to vendorperformance@KeHEco.m within 180 days of KeHE's deduction from Vendor's invoice. Vendor is responsible for providing all necessary back up and/or detail which is in Vendor's possession when sending the request, including written (electronically or by hand) communication between Vendor, broker or KeHE personnel (account manager or vendor manager). Vendor will be credited for deductions only if KeHE determines that a deduction error has occurred.

3.5	Vendor Pricing

Vendor must provide KeHE With pricing for both F.O.B. origin (per KeHE's pickup) and F.O.B. destination (delivery by Vendor) pricing to KeHE warehouses. Additionally, Vendor shall include all taxes, duties, and other fees to KeHE in the pricing provided. Unless otherwise agreed, all new VendQrs will be setup F.O.B. origin with KeHE's transportation department managing the freight. Vendor pricing and terms shall be no less favorable to KeHE than offered to any other distributor purchasing comparable quantities.

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3.6	Price Change Notification and Justification

In order to meet processing and lead-time requirements for price changes in the marketplace, KeHE requires all Vendor cost changes be received a minimum of 90 days prior to KeHE's published price change effective date. The current KeHE Price Change calendar can be found on KeHE's Vendor Portal. Price change submissions require a Vendor Cost Change Letter, completed KeHE Cost Change Notification Form, completed Price Change Detail Form, and copies of published Vendor price lists including all FOB, Delivered, and bracket options available. Price changes must be submitted, via e-mail, to vendorsuppor@t KeHE.com. Price changes will not be considered submitted until all required information has been received by KeHE. No price changes will be accepted during deal periods or during pack change conversions. If a Vendor has an EDLP or EDLC agreement with a retailer, Vendor will honor any price difference caused by a price change until said EDLP or EDLC agreement expires. KeHE reserves the rights to reject the submitted price change if the increase is unreasonable in light of available information from the marketplace or what competing Vendor price change submissions reveal. In the event of a price decrease, Price Protection of existing inventory is required and KeHE will charge back Vendor based on the lost inventory value at the time the new price is effective.

Price Protection means, in the event of a price reduction by Vendor, the Vendor shall credit KeHE for the difference between prior price paid by KeHE and Vendor's new lower price for all Vendor product in KeHE's inventory.

3.7	Audits

Vendor shall keep full and detailed accounts for a period of not less than two (2) years and shall exercise such controls as may be necessary for proper financial management with respect to transactions with KeHE. KeHE reserves the right to audit up to two (2) years of Vendor's transactions with KeHE. Auditable transactions include, but are not limited to items such as invoices, price changes, promotions, credits and charge backs. In the event a retailer deducts audit claims from KeHE for a Vendor's Products or agreements, KeHE reserves the right to charge these amounts back to Vendor beyond the (2) year limitation noted. When audit claims are identified by a third party, amounts will be deducted from amounts due Vendor after 30 days' notice. Claims resulting from an internal KeHE or retailer audit will be subject to deduction from amounts due Vendor immediately.

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4	PURCHASE ORDERS

4.1	Purchase Order Transmission and Confirmation

KeHE requires a purchase order for all product shipments. Purchase orders will be communicated electronically via electronic fax or EDI. KeHE does not guarantee any purchase or performance levels of a retailer. Vendor shall confirm purchase orders within one (1) business day of receipt and confirm items/quantities on all purchase orders five (5) business days prior to pick up or shipping. Advance shipment confirmation to KeHE's Supply Chain team with detail as to product shortages and/or delays by SKUs is required.

4.2	No Substitutions or Backorders

No change in the Products or quantities ordered on a KeHE PO shall be made other than product shortages due to Vendor out of stocks. Any adjustment must be made by receiving a revised PO from KeHE. KeHE does not accept backorders.

4.3	Purchase Order Payment

KeHE will only pay Vendor invoices based on the lower of KeHE's purchase order net price or Vendor's invoice amount. Any adjustments to purchase order pricing or discounts will require a revised PO.

4.4	Order Cancellation

KeHE may immediately cancel all or any part of any order without liability to Vendor in the event Vendor fails to make progress so as to endanger timely and proper completion of services or delivery of goods, Vendor becomes insolvent, files for bankruptcy or in the event of the appointment of a receiver or trustee for Vendor.

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5	SHIPPING AND RECEIVING

5.1	Shipping and Receiving

Vendor agrees to all the terms of KeHE's " I nbound Routing Guide & Vendor Compliance Instructions", a copy of which has been made available on KeHE's Vendor Portal, and which may be updated from time to time in KeHE's sole discretion. If a Vendor chooses to ship on a pre-paid basis (delivered), Vendor is responsible for any and all shipping charges, fuel surcharges, and accessorial costs (e.g. detention, re-weighing, and re-delivery).

5.2	Lumping Fees

Payment of lumping fees, sort and segregate charges, and non-compliance fees, or any similar fees will be the responsibility of the carrier delivering Vendor's Products, and Vendor shall be responsible for any disputed fees. Vendor is not responsible for these fees on inbound freight managed by KeHE as they are included in the Inbound Cost. Refer to KeHE's Inbound Routing Guide & Vendor Compliance Instructions for current rates and additional information. Such fees are subject to change with reasonable advance notice.

5.3	Delivery (Prepaid) and Pickup (FOB)

Time is of the essence. Deliveries shall be made when, where and in such quantities as specified by KeHE's purchase order. Vendor shall pack all Products ordered hereunder in a manner suitable for shipment and sufficient to enable the Products to withstand the effects of shipping, including handling conforming to normal industry practices, during loading and unloading. Vendor shall notify KeHE's Transportation Department and KeHE's Supply Chain Management team if a delivery ls not expected to be made on time. Contact information for these departments is available on the Vendor Portal. If notice is not given that delivery is expected to be late, KeHE may cancel the delivery immediately upon written notice to Vendor. Absent such cancellation, Vendor may take reasonable steps, at its own costs, to expedite delivery. Product for pick-up by KeHE, or its authorized third-party freight company, shall be ready on the pick-up date identified in KeHE's purchase order.

5.4	Temperature Controls

Refrigerated and frozen foods should be delivered to KeHE's dock consistent with the customary standard temperature range declared for that Product, with "perishable" or "frozen" clearly marked on each outer case, and with all accompanying bills of lading clearly stating the temperature range that the product should be maintained at during warehousing and during transit time to retail customers. KeHE may reject (at Vendor's expense) any Product if its temperature is outside the stated standard temperature range. The phrase "Keep Refrigerated/Frozen'' or similar type language must be clearly marked on the exterior of case on all refrigerated/frozen Products. All bills of lading for all product, whether Vendor delivered or picked up by KeHE or its authorized third party freight company, will clearly have the shipping temperature requirements notated on the document.

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5.5	Fill Rate

Vendor shall maintain a minimum inbound fill rate of 98% and a minimum inbound/on-time performance of 92% on a consistent basis. Failure to maintain the required inbound performance rates may result in product discontinuation, and KeHE reserves the right to charge administrative and other fees as a result of such failure. Vendor shall furnish KeHE with a written explanation, via email to unavailablelongterm@kehec. om, for any Product that is out of stock, or likely to be out of stock, in excess of twenty eight (28) days. This written explanation must include the reason for the product availability issue and an estimated date of correction. KeHE may share this information with its retail customers. Items that do not ship against KeHE purchase orders for sixty (60) days may be subject to discontinuation at KeHE's sole discretion.

5.6	Title and Risk of Loss

Title and risk of loss and damage shall remain with Vendor until the Products are delivered to the location specified in KeHE's purchase order, or upon pick-up by KeHE or KeHE's carrier at Vendor's warehouse. All deliveries are subject to inspection and acceptance at a KeHE facility.

5.7	Pallets

KeHE requires pallet costs be built into a Vendor's list product price. Any Vendor or shipping company charges to KeHE for pallets must be negotiated in advance and agreed to in writing by a KeHE Vendor Manager. KeHE does not participate in any pallet pool type programs (e.g. Chep pallets).

5.8	Inspection and Shipment Confirmations

All shipments are subject to KeHE's right of inspection and approval. KeHE shall have the right to reject any Products or services that do not conform to Vendor's warranty, specifications or other obligations as outlined within these Vendor Policies & Procedures. KeHE relies on the case count confirmed at its warehouses as the basis for payment to Vendor. KeHE will not accept any liability relating to documentation signed at the point of origin by either its drivers or its third party logistics drivers, and Vendor agrees to rely on KeHE's case count at its warehouse. An Unload Discrepancy Report (UDR) will be provided to Vendor noting items, quantities, and reason for product not received at the time of PO receipt.

5.9	Quantity Shipped in Excess of Quantity Ordered

If Vendor ships more than the quantity stated in KeHE's Purchase Order for any SKU, KeHE will notify Vendor of the over shipment requesting disposition of the overage. If KeHE elects to receive the overage, KeHE will receive the product at a 30% discount. KeHE will NOT pay for items shipped by Vendor that are not on the original KeHE PO or invoiced to KeHE under the correct purchase order number.

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6	MARKETING AND PROMOTIONS
6.1	Submission

All general trade promotional allowances must be submitted through KeHE's Vendor Portal prior to the published promotional deadlines listed in KeHE's Promotion Schedule available on the Vendor Portal, as may be updated from time to time by KeHE. Promotional allowances negotiated via brokers or other agents of Vendor shall be honored by Vendor.

6.2	Off Invoice Allowances

Providing KeHE with off invoice allowances based on KeHE purchases is the preferred method for a Vendor's promotions into the marketplace. KeHE requires specific buy dates for promotional periods. These buy dates can be referenced on the KeHE Promotional Schedule available on KeHE's Vendor Portal. Quoted allowances must be available on all purchase orders placed by KeHE during the promotional period and will be taken from the date the purchase order was written .

6.3	Promotional Price Protection

Although KeHE always does our best to manage proper inventory levels, occasionally inventory bought at full price will be carried into a promotional period. In such cases, Vendor shall provide Price Protection for all Products shipped to retailers during the promotional period. The discount on all full price inventory sold during the promotional period will be charged back to Vendor allowing KeHE to honor the promotion to retailers.

6.4	Manufacturer Charge Backs (''MCBs'')

KeHE also accepts Manufacturer Charge Back ("MCB") arrangements for promotions-with the chargeback amount based on outbound case movement during the promotional period. MCB promotions will be charged back to Vendor on a bi-weekly basis. KeHE will charge a bi weekly processing fee of 5% of the MCB amount (with a minimum of $65 per purchasing Vendor/facility). MCB invoice backup will be provided through KeHE's Vendor Portal.

6.5	Extra Performance

Vendor is responsible for all promotional amounts and retailer fees related to Extra Performance processed by KeHE for retailer and Vendor convenience, including but not limited to retailers' advertising, scans, in-store demos, placement fees, and slotting fees. KeHE will "pass through" these amounts to Vendor along with an administrative charge of 5% on the total amount of each invoice with a maximum of $175 per invoice. Extra Performance refers to any vendor promotional support funds or any payments, negotiated directly between retailers and vendors, but collected by KeHE on behalf of retailer.

6.6	Free Products at New Points of Distribution and New Store Grand Openings

Vendor shall offer new placement allowances or "Free Placements" to all retailers on an equal and proportionate basis. Free Placements means Vendor will provide the first case of Vendor's Products (based on KeHE's standard unit of sale) at no charge to retailer for new points of distribution for that Product including New Store Grand Openings and new SKU's placed in retailer stores. Free Placements will be processed and charged back to Vendor at KeHE's landed cost plus an 18% administrative fee depending on retailer relationship.

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6.7	Product Samples

Product samples pulled from KeHE inventory will be billed back at list wholesale price.

6.8	Turnover Orders

Turnover orders are one-time deals that a retail store has authorized a Vendor or broker to submit for shipment on the store's behalf. All turnover orders are final. No returns are accepted. Turnover order discounts that are submitted, but are not part of any KeHE promotions at the given time, will be automatically MCB'd off of wholesale. Promotional discounts must be listed otherwise they will be treated as an MCB.

6.9	Promotion Allowance Audits

Quoted off invoice allowances must be in effect and given to KeHE on all purchase orders placed within the stated KeHE promotion Buy Dates. KeHE also expects 100% fill rate during promotional periods in order to fill retailer promotional demand. KeHE will perform audits either internally or through a third party to ensure allowances have been properly received and to recoup losses due to product shortages. KeHE may also audit MCB allowance transaction to ensure accuracy.

6.10	Marketing Allowance

In order for KeHE to provide Vendors and retailers with extensive marketing support, Vendor shall provide a 1.5% marketing allowance on all purchases. KeHE calculates the allowance on the net of each purchase order and requires this allowance be given off invoice as a separate line on each Vendor invoice.

6.11	KeHE Advertising and Events

KeHE provides Vendors with many advertising and event opportunities to drive sales growth such as Marketing Monthly Advertising, KeHE Holiday Show, KeHE shows and events, and Regional Table Tops. These programs have additional expenses, that when approved by Vendor will require pre-payment or will be deducted from Vendor. For new Vendors and new items, KeHE requires advertising as part of Vendor's go to market plan. Advertising for all new Vendors must be pre-paid via check or credit card in advance.

6.12	Publication Listing Fees

KeHE provides many publications to our retail customers that provide exposure for Vendors, such as catalogs, flyers, and promotional guides. Vendors are encouraged to take advantage of KeHE's advertising programs. In the event a Vendor does not advertise, KeHE will charge back applicable fees when Vendor's Products are listed in KeHE publications. Vendor will not be charged for publication fees when Vendor contracts for advertising in at least one publication during a promotional period or by participating in KeHE shows covering multiple promotional periods. Current publication listing fees are available on the Vendor Portal.

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7	RETAIL MARKETPLACE EXPENSES
7.1	Retailer Charges

KeHE reserves the right to pass through all expenses which KeHE has incurred from retailers related to Vendor's Products regardless of the time of such expenses. These expenses include, but are not limited to, store level spoils charged back by retailers, charges for Products discontinued by retailer, credits for recalls and manufacturer defects, product & manufacturer performance related fines and fees.

7.2	Spoils

"Spoils" are any costs or expenses that originate from retailers and require credit for Vendor's Products. Spoils include, but are not limited to, expired product, mislabels, loose caps, leaking products, etc. When and if Spoils occur, Vendor will only be held responsible for KeHE's landed cost of goods which have been credited to a retailer plus a $0.29 per unit processing fee or fixed retailer spoilage rate on product sales depending on retailer program.

7.3	Retailer Reclamation

If Vendor's Products are sold to retailers that use reclamation programs, Vendor is subject to the retailer's reclamation deductions, over and above any off-invoice spoils allowance given to KeHE on purchases. Reclamation charges include programs operated by retailers, by third parties on behalf of retailers, and where retailers ask KeHE to operate such reclamation programs or provide administrative support. Vendor is required to cover 100% of reclamation costs incurred by KeHE for reclamation costs from retailers. Such charges are deducted from KeHE by retailer and will be passed through directly to Vendor.

7.4	Retail Services

It is common for retailers to engage in reset and other merchandising activities using Internal or third party labor. If a retailer charges vendors for these services and collects these funds from KeHE, KeHE will deduct these charges from balances due Vendor. If a retailer charges KeHE for these services, KeHE will deduct these charges from its Vendors on a pro-rated basis based on the products affected.

7.5	Discontinued Items

If a retailer discontinues any of Vendor's Products (at some or all of its retail locations), KeHE will charge Vendor back at KeHE's landed cost of goods credited to retailer plus a $0.29 per unit processing fee. KeHE will also require Vendor to take back any of KeHE's warehouse inventory should the retailer discontinuation result in the product no longer maintaining sufficient turns in KeHE's facility, and/or credit for such Products at KeHE's adjusted cost.

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8	QUALITY STANDARDS
8.1	Food Safety

KeHE requires that Vendor's product meet or exceed all FDA and other federal, state and local laws, rules or regulations regarding labeling compliance/food safety issues at time of shipment and delivery. All importers of Products must comply with the Bioterrorism Act at the time of shipment and delivery. All Kosher Products must meet the requirements of the certifying entity whose symbol is featured on that product's packaging. Vendor shall provide any warnings required by California's Safe Drinking Water and Toxic Enforcement Act known as Proposition 65.

If requested by KeHE, Vendor shall provide KeHE a copy of Vendor's most recent food safety audit for any facilities that manufactures or warehouses Vendor's products, as well as identify the country of origin for each ingredients or components of Supplier's products.

8.2	Organic Standards

Vendor shall deliver current organic certificates annually, certified by an accredited USDA certifier, listing all organic Products by name along with any related documentation. No Products will be marketed as Organic by KeHE unless the current certification is on file. All certificates should be sent to vendorsupport@kehe.com

8.3	Date Coding

Vendor guarantees at least 75% of maximum shelf life from time of production for all Products received at KeHE distribution centers. Shipments of Products to KeHE must meet the stated shelf life guarantee at the time of product receipt at a KeHE facility. KeHE requires that a "human-readable" date code be clearly stamped on each exterior carton which shall be in English using the date format of MM/DD/YYYY. Otherwise, KeHE must be supplied--on the shipping documents-- with the translated code dates specific to the product within the shipment When requested, Vendor shall deliver to KeHE's Supply Chain Management team information describing the Product's code dating methodology.

8.4	Container Deposit Laws

Vendor shall comply with all applicable federal, state, and local container deposit laws and shall reimburse KeHE for the cost of any recycling fees paid by KeHE and for registering Vendor's labels with the applicable state agencies.

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9	DEFECTIVE PRODUCT
9.1	Recall of Products

If Vendor becomes aware that any Products sold by Vendor to KeHE are, may be, or may become harmful to anyone or anything or that the Products are defective or adulterated in any manner, Vendor shall immediately give written notice to KeHE's Supply Chain team by email (to KeHERecall@KeHE.co)m. Said notice shall include, without limitation, the severity level of the recall (if applicable), the relevant UPCs and product description and all relevant information with respect thereto. Vendor shall assist and cooperate with KeHE in all respects of the recall of its Products, and shall, in addition to any other rights or remedies available to KeHE reimburse KeHE upon demand for its administrative costs associated with the recall.

9.2	Recall Charges

KeHE shall pass through to Vendor any recall penalties that retailers charge to KeHE for a Vendor's product recall. KeHE shall also charge the Vendor for costs that KeHE incurs in order to execute the product recall at its warehouses, from its delivery trucks in route, and from its retail customers' backrooms and shelves. KeHE's recall expense recovery deductions are as follows:

•	For any recall or incident involving only a warehouse hold for return or destruction: $100 per SKU per DC

•	For a recall involving a "quality concern" and field personnel intervention: $175 per SKU per DC
•	For a recall involving a "health risk or other hazard" and field personnel intervention: $250 per SKU per DC

9.3	Disposition of Defective Products

In addition to any other remedy which KeHE may have, Vendor shall replace at Vendor's sole cost and expense, including freight and disposition costs, Products that are found by KeHE to be damaged, non-conforming, defective or not in compliance with these Vendor Policies & Procedures. If Vendor fails to instruct KeHE as to the disposition of such Defective Products within 14 days of notification by KeHE, KeHE may dispose of such Defective Products in a commercially reasonable manner and Vendor shall promptly reimburse KeHE for all costs, and replace the Defective Products with conforming Products without charge, or at KeHE's election, refund all payments made by KeHE for the Defective Products. KeHE shall have no obligation to pay for any Products that are subject to a claim of non-compliance or defect.

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10	MISCELLANEOUS
10.1	Insurance and Indemnification

Vendor shall execute the Hold Harmless Agreement and Guarantee/Warranty of Product.

10.2	Governing Law; Jurisdiction; Venue

These Vendor Policies & Procedures shall be governed by and interpreted in accordance with the laws of the State of Illinois. Vendor submits and consents to the jurisdiction of any state or federal court of competent jurisdiction located in Cook County, Illinois, in any action or proceeding arising out of or relating to these Vendor Policies & Procedures and waives any defense of inconvenient forum to action in such court.

10.3	Independent Contractors

Nothing contained in these Vendor Policies & Procedures shall be construed as creating a partnership or joint venture between KeHE and Vendor, and Vendor shall at all times be deemed to be an independent contractor with respect to KeHE, solely responsible for the manner by and the form in which it fulfills these Vendor Policies & Procedures.

10.4	Assignment

Vendor shall not assign these Vendor Policies & Procedures without KeHE's prior written consent, which consent may be withheld or conditioned in KeHE's sole discretion.

10.5	Entire Agreement

All purchase orders from KeHE to Vendor, together with these Vendor Policies & Procedures and any updates posted on KeHE's Vendor Portal, shall constitute the complete, exclusive and final expression of the parties' agreement. Toe invalidity, in whole or in part, of any Section of these Vendor Policies & Procedures shall not affect any other Section. To the extent of any conflict or inconsistency between these Vendor Policies & Procedures and any purchase order, or any similar document, these Vendor Policies & Procedures shall govern.

10.6	Remedies

In no event will KeHE be liable to Vendor, for any indirect, incidental, consequential, special, punitive or exemplary damages, including, without limitation, lost profits, lost business, damage to goodwill or reputation.

10.7	Amendment and Waiver

KeHE reserves the right to modify these Vendor Policies & Procedures at any time with at least thirty (30) days prior notice by posting changes on the Vendor Portal of the KeHE's website. Any such amendment shall only apply to purchases of Products on or after the effective date of such amendment. Toe failure of KeHE to enforce any provision of these Vendor Policies & Procedures shall not be construed as a waiver or limitation of KeHE's right to subsequently enforce any provision herein.

10.8	Addendums

Any variances from these Vendor Policies & Procedures must be set forth in a written Addendum signed and dated by authorized representatives of KeHE and the Vendor.

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KeHE

NATURE'S BEST

POWERED BY , KeHE

I Charles Smith (Print Name) as a duly authorized representative of Rocky Mountain High Brands, Inc. (Vendor Company Name) have read and agree to KeHE Distributors Vendor Policies & Procedures, dated May 31, 2015.

/s/ Charles Smith

Authorized Signature

Charles Smith

Print Name

3/14/18

Date

Chief Operating Officer

Print Title

Vendor Address:

9101 LBJ Freeway

Suite 200

Dallas, TX 75243

Acceptance of the terms and conditions set forth in this document shall be deemed to occur upon (1) Vendor's signing of the document, (2) Vendor's written acceptance of the document via email or other written notification, or (3) Vendor's shipping Products on or after May 31, 2015 that have been ordered by KeHE.

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